Exhibit 5.4

March 27, 2018

Meritage Homes Corporation

8800 East Raintree Drive, Suite 300

Scottsdale, Arizona 85260

Each of the Texas Guarantors (as defined herein)

c/o Meritage Homes Corporation

8800 East Raintree Drive, Suite 300

Scottsdale, Arizona 85260

RE: Guarantee of Texas Guarantors in Exchange Offer Relating to 6.00% Senior Notes due 2025

Ladies and Gentlemen:

At the request of Meritage Homes Corporation, a Maryland corporation (the “Issuer”), we have acted as special Texas counsel to the Texas Guarantors (as defined below) in connection with the Notation of Guarantee under which the Texas Guarantors will jointly and severally guarantee (the “Guarantee”) the payment of an aggregate $200 million in principal amount of the Issuer’s 6.00% Senior Notes due 2025 (the “Exchange Notes”) subject to the Exchange Offer (as defined below) registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by the Issuer (including amendments and exhibits thereto, the “Registration Statement”). The “Exchange Offer” is the proposed offer to exchange the Exchange Notes, with the Guarantee and the guarantee of other subsidiaries of the Issuer identified as the “Guarantors” under the Indenture (as defined below) (the “Guarantors”), for a like principal amount of the Issuer’s outstanding 6.00% Senior Notes due 2025 issued on March 16, 2018 (the “Outstanding Notes”), with the related guarantee of the Outstanding Notes by the Texas Guarantors and the other Guarantors (the “Outstanding Guarantee”). The Outstanding Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture dated as of June 2, 2015, by and among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Indenture”).

The “Texas Guarantors” are, collectively, Meritage Holdings, L.L.C., a Texas limited liability company (acting for and on behalf of itself and not as a general partner or in any other capacity acting for or on behalf of any other entity) (“Meritage Holdings”), Meritage Homes of Texas Joint Venture Holding Company, LLC, a Texas limited liability company (“Meritage Homes”), and Carefree Title Agency, Inc., a Texas corporation (“Carefree Title”).

In rendering the opinions expressed below, we have examined the following:

(a) the Indenture;

Meritage Homes Corporation

Each of the Texas Guarantors

March 27, 2018

(b) the Outstanding Notes and the Outstanding Guarantee delivered under the Purchase Agreement dated as of March 2, 2018, to the “Initial Purchasers” named therein;

(c) the form of the Exchange Notes;

(d) the form of the Guarantee;

(e) the Registration Statement as filed with the SEC as of the date hereof;

(f) copies, certified or otherwise authenticated, of the constituent or governing documents of each Texas Guarantor;

(g) a copy of all of the resolutions adopted by or on behalf of each Texas Guarantor authorizing its execution and delivery of the Guarantee, certified as being in effect as of the date hereof by an officer of each Texas Guarantor;

(h) (i) certificates of the Secretary of State of the State of Texas, each dated as of a recent date, with respect to the status of each Texas Guarantor as a limited liability company or for-profit corporation, as applicable, existing under the laws of the State of Texas; and (ii) the Franchise Tax Account Status available for each Texas Guarantor on the website of the Comptroller of Public Accounts of the State of Texas as of a recent date, stating that the right of such Texas Guarantor to transact business in Texas is “active” (collectively, the “Texas Governmental Information”); and

(i) certificates as to various factual matters, each dated as of the date hereof, with respect to the Texas Guarantors, each executed by an officer of such Texas Guarantor.

The “Note Documents” are, collectively, the Indenture, the Exchange Notes, and the Guarantee.

In addition, we have examined originals or copies of such limited liability company or corporate records of the Texas Guarantors and such other documents as we consider necessary or advisable for the purpose of rendering the opinions set forth below. We have not independently established any of the facts stated therein, and we have assumed, without investigation or verification, the accuracy of the statements or other information contained therein. Except for obtaining or reviewing the Texas Governmental Information, we have not conducted any search or review of any index, docket or other record of any governmental authority.

For purposes of rendering the opinions set forth below, we have further assumed, with your permission and without independent verification of any kind: (a) that the signatures of all persons signing all of the executed documents we have examined are genuine; (b) the legal capacity of all natural persons; (c) that all documents submitted to us as originals or duplicate originals are authentic and complete; (d) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents; and (e) that each item of the Texas Governmental Information on which we have relied that is dated earlier than the date hereof continues to remain accurate from that date through and including the date hereof.

Meritage Homes Corporation

Each of the Texas Guarantors

March 27, 2018

Based upon the foregoing, and subject to the exceptions, limitations and qualifications set forth below, we are of the opinion that:

1. Each of the Texas Guarantors is a limited liability company or a for-profit corporation, as applicable, validly existing and in good standing under the laws of the State of Texas.

2. Each of the Texas Guarantors has all requisite limited liability company or corporate power and authority, as applicable, to execute, deliver and perform its obligations under the Guarantee. Each of the Texas Guarantors has duly authorized its execution, delivery and performance of the Guarantee.

The opinions expressed above also are subject to the following exceptions, limitations and qualifications:

A. The opinion expressed in Paragraph 1 above regarding each Texas Guarantor is rendered solely on the basis of the Texas Governmental Information.

B. We have assumed that (i) the Note Documents are the legal, valid, binding and enforceable obligations of each of the parties thereto, including (without limitation) the Texas Guarantors (though we do not assume any matter addressed in our opinions expressed above regarding the Guarantee), (ii) the representations and warranties with respect to factual matters and other statements of fact of the parties, including (without limitation) the Texas Guarantors, in the Note Documents are accurate and (iii) there are no agreements between any parties to the Note Documents that would alter the agreements set forth in the Note Documents, as applicable.

C. We have assumed that adequate and legally sufficient consideration has been given in exchange for the obligations incurred pursuant to the Note Documents, as applicable, and that the parties thereto (including, without limitation, the Texas Guarantors) have received reasonably equivalent value for their obligations under the Note Documents, as applicable.

D. The opinions expressed herein are limited to the current state laws and regulations of the State of Texas. We assume no responsibility as to the applicability or the effect of any other laws or regulations, including (without limitation) any of the federal laws or regulations of the United States of America.

E. The opinions expressed herein are limited to the matters specifically addressed, and no opinion is implied or may be inferred beyond the matters so specifically addressed.

F. The opinions expressed herein are rendered only as of the date hereof.

Meritage Homes Corporation

Each of the Texas Guarantors

March 27, 2018

This opinion letter is for your benefit and use in connection with the Registration Statement and may be relied upon by your counsel, Snell & Wilmer L.L.P., for the purpose of giving its Exhibit 5.1 legal opinion in connection with the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and its incorporation by reference and to the reference to our Firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, GARDERE WYNNE SEWELL LLP

By:	/s/ RICHARD A. TULLI
Richard A. Tulli, Of Counsel